Exhibit 10.28

February 29, 2016

We are pleased to inform you that the HR Committee of the RR Donnelley Board of Directors has decided to provide full and immediate payment of the unvested portion of your 2013 and 2014 retention awards in the event your employment is terminated by your employer without cause prior to vest date. For the avoidance of doubt, this would not apply to the transfer of your employment to Donnelley Financial Solutions or LSC Communications (in connection with their spin-offs) or the transfer of your employment within the RRD control group (prior to these spin-offs).

This change is effective immediately.

/s/ Thomas Carroll

Thomas Carroll

EVP, CHRO

RR Donnelley